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                                                                   EXHIBIT 10.05

                                                                     TRANSLATION
                                                                           FINAL
                                                                          012599


                             SETTLEMENT AGREEMENT

BETWEEN THE UNDERSIGNED
-----------------------


HEIDRICK & STRUGGLES INTERNATIONAL, INC.
whose registered office is at 1209 Orange Street, Wilmington, Delaware, U.S.A. represented by [Jurgen B. Mulder] acting as Branch Manager hereafter referred to as "the Company"


                                ON THE ONE HAND

AND

Mr. Gerard CLERY-MELIN
residing at 48, boulevard Malesherbes
75008 Paris, FRANCE

                               ON THE OTHER HAND

WHEREAS
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Mr. Gerard CLERY-MELIN was hired by the Company on February 1, 1978, as Manager of the Paris branch of the Company.

Mr. Gerard CLERY-MELIN subsequently exercised the functions, effective June 18, 1980, of "President Europe" - a post which he held ever since that date on the basis of the above-mentioned employment contract.

During the course of a collaboration which exceeds 20 years, Mr. Gerard CLERY-MELIN contributed largely to the development of the activities, the results, and the notoriety of the Company in France as well as in the other European countries.

Mr. Gerard CLERY-MELIN demonstrated in this regard a total commitment to the exercise of responsibilities which had been entrusted upon him by the Company, as well as an attachment and an absolute loyalty towards said Company.

However, the Board of Directors of the Company decided, during the course of 1998, to define and implement a new strategy.


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Mr. Gerard CLERY-MELIN communicated to the Company his personal observations and opinions regarding the commercial strategy defined by the new management.

The behavior thus adopted by Mr. Gerard CLERY-MELIN was justified according to him by his willingness to formulate any useful proposition regarding the best way in which the market could be developed and, in particular, the French market.

For its part, the Company considered that the attitude of Mr. Gerard CLERY-MELIN could in no way be considered as constructive, given, in particular, the high level of responsibilities of Mr. Gerard CLERY-MELIN.

Quite to the contrary, the Company, in particular through the person of Mr. Patrick Pittard, considered that the critical attitude adopted by Mr. Gerard CLERY-MELIN towards the policies decided by the Board of Directors was reflective of the refusal by Mr. Gerard CLERY-MELIN to conform himself to the directives that had been communicated to him, which attitude could only impair the proper functioning of the business.

The Company, therefore, considered that a loss of irretrievable trust had developed which would render impossible the continuation of the employment relationship.

Accordingly, the Company decided to initiate against Mr. Gerard CLERY-MELIN a procedure of dismissal.

By registered letter, return receipt requested dated November 16, 1998, the Company informed Mr. Gerard CLERY-MELIN that it was considering a procedure of dismissal and, for this purpose, called him to a predismissal meeting in order to discuss such measure on Tuesday, November 24, 1998, at 2:00 p.m.

By registered letter, return receipt requested dated November 26, 1998, the Company notified Mr. Gerard CLERY-MELIN of his dismissal for the reasons indicated above.

The contractual term of advance notice which started on the first date of the presentation of this letter, namely November 27, 1998, was set at 12 months. According to the terms of the letter of dismissal, Mr. Gerard CLERY-MELIN was relieved from the duty to perform any task during said advance notice of 12 months.

Mr. Gerard CLERY-MELIN vigorously protested the decision of dismissal that had been taken against him.

Mr. Gerard CLERY-MELIN considered that his dismissal was not based on any real and serious cause.

Specifically, Mr. Gerard CLERY-MELIN considered that, after 20 years of a collaboration accomplished on the basis of the greatest professional conscience, a dismissal predicated on only a divergence of views, which is in no way supported by legitimate reasons, does not justify a

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severance of the employment relationship in as brutal and untimely a manner as has just occurred.

In this regard, Mr. Gerard CLERY-MELIN considered that he had incurred, as a result of these allegations, a moral and professional harm which, on a personal level, are absolutely incontestable and which are of a nature that will produce, for professional purposes, extremely grave consequences adversely impacting his personal and professional notoriery as well as to his honor.

Moreover, Mr. Gerard CLERY-MELIN stressed the particular harm that the severance of the employment relationship has caused, as a result among other things, of his age, the loss of his social status that such severance implies given the level of responsibility that had been entrusted to him as well as the tainting of his professional image that would ensue, particularly in regard to the brutal departure that had been imposed on him as a result of the release of activities during the term of his advance notice.

As a result, Mr. Gerard CLERY-MELIN communicated to the Company his intention to initiate additional proceedings against the Company in order to obtain the condemnation of the Company to the payment of the sum of 10 million Francs.

In the light of the foregoing, and in order to put a definitive end to any litigation that could arise from this situation, the parties came together and, on the basis of reciprocal concessions, have decided to agree on the following settlement.

ARTICLE 1
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The Company shall pay to Mr. Gerard CLERY-MELIN, on December 17, 1998:

- The sum of FF 2,716,796 (two million seven hundred sixteen thousand seven hundred ninety-six francs) as an indemnity in lieu of the contractual advance notice term of 12 months involving a dispensation from work, payable in two wire bank accounts, namely FF 2,343,200 (two million three hundred forty three thousand and two hundred francs) on December 17, 1998, and FF 373,596 (three hundred seventy three thousand five hundred ninety six francs) on January 4, 1999;

- The sum of FF 543,400 (five hundred forty-three thousand four hundred francs) as an indemnity in lieu of accrued vacation payable by wire bank transfer on January 4, 1999.

The sum of FF 1,572,219.93 (one million five hundred seventy-two thousand two hundred nineteen francs and ninety three cents) as a severance indemnity in accordance with the applicable collective labor agreement by wire bank transfer on December 17, 1998.

From the sums hereabove identified, with the exception of the severance indemnity pursuant to the applicable collective labor agreement, shall be deducted the social charges at the rates currently in effect.

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ARTICLE 2
---------

After having taken into account the moral and professional harm claimed by Mr. Gerard CLERY-MELIN, the Company undertakes to remit by bank wire to Mr. Gerard CLERY-MELIN on the basis of an indemnity for abusive termination the global, definitive and lump-sum amount of FF 2,943,200 (two million nine hundred forty three thousand and two hundred francs), which amount includes all monetary damages for any reason as well as any indemnity relating to the severance of the employment contract with the Company as well as the cessation of any functions which he occupied within the Company.

The transfers relating to the foregoing sum shall be effected according to the following schedule:

 .    735,800 francs on March 31, 1999;
 .    735,800 francs on June 30, 1999;
 .    735,800 francs on September 30, 1999;
 .    735,800 francs on November 30, 1999;

From the amount indicated in the prior paragraph shall be deducted the amount of the generalized social contribution (CGS) and the contribution to the reimbursement of the social debt (CRDS).

ARTICLE 3
---------

Mr. Gerard CLERY-MELIN undertakes moreover, after his departure from the Company, not to take any action that could taint the image of the Company or that of its principal shareholder, HEIDRICK & STRUGGLES, INC. ("H&S"), or which would be likely to discredit the Company, its activities, its management or its personnel.

The Company, for its part, undertakes irrevocably a reciprocal engagement of non-denigration.

On the basis of the foregoing commitment, the Company undertakes, in particular, to refrain from any verbal or written declaration that could taint or harm, directly or indirectly, Mr. Gerard CLERY-MELIN, or, in a general manner, to make any statement or adopt any attitude under whatever form which would be likely to taint or cause harm to Mr. Gerard CLERY-MELIN.

ARTICLE 4
---------

Mr. Gerard CLERY-MELIN acknowledges that he will return to the Company, no later than December 15, 1998, all documents materials and equipment belonging to the Company, H&S or a subsidiary of the Company or H&S, and, in particular, any documents (including correspondence) whatever the nature relating to the activities, the services, the customers or the members of the personnel of the Company.

Mr. Gerard CLERY-MELIN undertakes moreover to maintain strictly confidential any information of which he has had knowledge during his employment, regarding the Company,

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H&S, or a subsidiary of the Company or H&S, including the clients, business and operations of the Company, H&S, or a subsidiary of the Company or H&S, and shall not disclose or communicate, directly or indirectly, to any third party, firm, association or company, without the prior written approval of a legal representative of the Company.

ARTICLE 5
---------

The Company, having requested Mr. Gerard CLERY-MELIN to accept a limitation on his freedom to engage into professional activities, accepts to pay to Mr. Gerard CLERY-MELIN the sum of 4,924,417 francs according to the following payment schedule:

-    187,289 francs on January 5, 1999;
- 430,648 francs to be paid the first day of each month, from February 1, 1999 until December 1, 1999.

From the sums hereabove identified shall be deducted the social charges at the rates currently in effect.

The limitations placed on the freedom of Mr. Gerard CLERY-MELIN are as follows:

5.1 Mr. Gerard CLERY-MELIN undertakes not to solicit any employees from the Company, H&S, or the subsidiaries of the Company or H&S.

5.2 Gerard CLERY-MELIN undertakes to prohibit himself from lending a personal hand to the hiring of employees of the Company, H&S, or the subsidiaries of the Company or H&S in order for same to join the ranks of a company exercising a competing activity. The employees identified in the foregoing two paragraphs are those who are present on the date of signature of this Agreement, as well as any employees who are hired by the Company, H&S or any subsidiaries of the Company or H&S prior to January 1, 2001.

5.3 Mr. Gerard CLERY-MELIN undertakes not to join, directly or indirectly, by means of affiliation or by means of an employment agreement, the operations of Korn/Ferry International, Spencer Stuart Associates, Russell Reynolds and Egon Zender either in France or outside France. The foregoing prohibition covers also any assistance or consultation provided by Mr. Gerard CLERY-MELIN to Korn/Ferry International, Spencer Stuart Associates, Russell Reynolds and Egon Zender.

The commitments undertaken under items 5.1, 5.2 and 5.3 above will take effect on the date of signature of the present Agreement and will end on December 31, 2000.

The foregoing monthly payment shall be suspended in the case Mr. Gerard CLERY-MELIN were not to respect the commitments under items 5.1 and 5.2 above.

The foregoing suspension may take effect only upon the following conditions being met.

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The Company shall as soon as it is in a position to assess in good faith that
Mr. Gerard CLERY-MELIN did not respect any of his commitments under this Article, formally summon him by registered mail (return receipt requested) to provide an explanation in regard to the precise facts expressly invoked by the Company. Should Mr. Gerard CLERY-MELIN fail to respond within the foregoing thirty (30) day period, or should his explanations prove totally insufficient, the parties agree to put the matter in the hands of the persons who, according to the Company, would have been the object of the solicitation under review.

The Company shall, upon the expiration of the foregoing deadline, take the initiative in regard to the interrogation of said persons by registered mail (return receipt requested), with copy thereof addressed on the same date and under the same form to Mr. Gerard CLERY-MELIN.

The attestation upon one's honor of the persons under review, according to which they have not been the object of a solicitation, shall constitute proof that Mr. Gerard CLERY-MELIN has respected his commitments contemplated under items 5.1 and 5.2, provided that this attestation is obtained in writing no later than thirty (30) days after receipt by said persons of the letter mentioned in the foregoing paragraph.

The sums paid to Mr. Gerard CLERY-MELIN prior to the date of the suspension, which notified by registered letter return receipt requested shall have released Mr. Gerard CLERY-MELIN from the commitments contemplated under items 5.1 and 5.2, shall remain definitively due, pro rata temporis, over the period of 24 months starting January 1, 1999.

If Mr. Gerard CLERY-MELIN joins the ranks of the companies identified under item
5.3 above during the course of the first semester of the year 1999, he shall definitively lose the right of benefit to the payments provided under the present article.

If Mr. Gerard CLERY-MELIN rejoins the ranks of said firms between July 1, 1999 and December 31, 2000, the sums due under the present article shall be computed, pro rata temporis, over the period of 24 months having started January 1, 1999.

In the event of disagreement between the parties, only a court decision is no longer appealable may definitively determine the amount of sums due to Mr. Gerard CLERY-MELIN by application of the present article.

ARTICLE 6
---------

Mr. Gerard CLERY-MELIN having received all of the sums to which he could claim as a result of the totality of his collaboration within the Company, including any salaries whatever their title or characterization, premiums and various indemnities, as well as the reimbursement of expenses that he has incurred for said collaboration and, in light of the payments identified in Articles 1 and 2 above, acknowledges that said payments extinguish all of his rights relating to the performance and the cessation of his employment contract;

Mr. Gerard CLERY-MELIN declares his irrevocable renunciation to claiming from the Company any other benefits in kind or in cash of any nature whatsoever (salaries whatever their

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name or characterization, premiums and various participations, reimbursements, indemnities of any nature in lieu of advance notice and accrued vacation, indemnities for non-observation procedures required by law or applicable collective labor agreement or for termination which is not founded on a real and serious cause) as they relate to the performance and the termination of his employment;

The Company declares, irrevocably, its renunciation to bringing directly or indirectly, by its intermediary, that of its shareholders or that of any of its affiliates, any action whatever the nature against Mr. Gerard CLERY-MELIN on any theory or under any form whatsoever given the fact that all of the disputes between the parties that arose or are likely to arise as a result of the relationship between said party, whatever the nature or the reason, that have taken place between Mr. Gerard CLERY-MELIN, the Company, its shareholders or its affiliates are definitively extinguished.

ARTICLE 7
---------

It is expressly agreed between the parties that one may derogate from the principle of confidentiality attached to the present settlement in connection with the formalities imposed under the procedures in effect for the introduction on the market of the Company, as well as vis-a-vis the tax administration, the social security administration and the courts which may be entitled to have knowledge of such agreement.

ARTICLE 8
---------

As a result of the present settlement, the undersigned parties acknowledge that they are free and release one towards the other, any amounts due having been definitively settled and extinguished between themselves for any reason whatsoever.

Each of the parties undertakes to perform in good faith the present settlement which has been drawn up in accordance with the provisions of Articles 2044 and following of the Civil Code.

Executed in two (2) originals

on December 23, 1998
   -----------------------------

HEIDRICK & STRUGGLES INTERNATIONAL, INC.


By: /s/ Jurgen B. Mulder
   ------------------------------------------
     Jurgen B. Mulder


/s/ Gerard Clery-Melin
---------------------------------------------
GERARD CLERY-MELIN

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